EXHIBIT 7

Restated Consulting Agreement

AMENDED AND RESTATED
CONSULTING AGREEMENT

THIS AMENDED AND RESTATED CONSULTING AGREEMENT is entered into as of August 14, 2003 (the “Agreement”), by and between SEEC, Inc., a Delaware corporation (the “Company”), and KPCB Holdings, Inc., a California corporation (the “Consultant”).

RECITALS

WHEREAS, on January 8, 2003, the Company and the Consultant entered into that certain Consulting Agreement dated as of January 8, 2003 (the “Original Agreement”), pursuant to which the Consultant agreed to provide to the Company certain consulting services in exchange for the issuance and delivery by the Company to the Consultant of certain warrants to purchase shares of the Company’s common stock; and

WHEREAS, the parties hereto desire to amend and restate the Original Agreement in its entirety in the manner set forth herein:

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

Section 1.                                            Services.

(a)                                  Description of Services.  During the Term (as defined herein), the Consultant agrees to perform for the Company the consulting services specified in Exhibit A hereto (the “Services”).

(b)                                 Compensation.  As consideration for the agreement of the Consultant to perform such Services and the provision of such Services hereunder, the Company shall issue and deliver to the Consultant, on the Effective Date, warrants to purchase shares of the Company’s capital stock as attached hereto as Exhibit B-1, Exhibit B-2 and Exhibit B-3 (the “Warrants”).  The Consultant shall not be entitled to any other compensation for rendering the Services to the Company.  The Consultant shall be entitled to certain registration rights with respect to the Warrants and the shares of capital stock issuable upon exercise thereof, each as set forth therein.

Section 2.                                            Term of Agreement.

(a)                                  Term.  The term of this Agreement (the “Term”) shall begin on the Effective Date and shall run until the second anniversary of the Effective Date, unless terminated upon an earlier date in accordance with Section 5 hereof.

(b)                                 Effective Date.  This Agreement shall be effective upon the satisfaction or waiver of the following conditions (the date following the satisfaction or waiver of all such conditions, the “Effective Date”):

(i)                                     all necessary corporate approvals of the Company required to effect the transactions contemplated hereby shall have been obtained including, without limitation, the approval of the Company’s shareholders of (A) the issuance of the Warrants hereunder and (B) the amendment of the Company’s articles of incorporation to provide that the Buyer shall not be subject to Subchapter (E) of Chapter 25 of the Pennsylvania Business Corporation Law (the “PBCL”);

(ii)                                  all necessary permits, authorizations, consents, notices, and approvals as may be required for the transactions contemplated hereby under all applicable law shall have been obtained including, without limitation, any so required under (I) the Securities Act of 1933, as amended, (II) the Securities Exchange Act of 1934, as amended, (III) applicable state securities or blue sky laws, (IV) the PBCL and (V) the rules, regulations policies adopted by the National Association of Securities Dealers, Inc. concerning companies listed on the Nasdaq Stock Market; and

(iii)                               the Consultant shall have received from Cohen & Grigsby, P.C., counsel to the Company, an opinion letter addressed to the Consultant in the form attached hereto as Exhibit C.

Section 3.                                            Confidential Information.

(a)                                  Each party (the “Receiving Party”) expressly acknowledges that performing under this Agreement the other party (the “Disclosing Party”) may disclose information relating to the Disclosing Party’s business or technology which is confidential or proprietary in nature (including, without limitation, trade secrets, patents, patent applications, copyrights, know-how, processes, ideas, inventions (whether patentable or not), formulas, other computer programs, databases, technical drawings, designs, algorithms, technology, circuits, layouts, designs, interfaces, materials, schematics, names and expertise of employees and consultants, any other technical, business, financial, customer information, product development plans, supplier information, forecasts, strategies and other confidential information), which to the extent previously, presently or subsequently disclosed to the Receiving Party is hereinafter referred to as the “Confidential Information” of the Disclosing Party.

(b)                                 The Receiving Party shall (i) hold the Disclosing Party’s Confidential Information in confidence and take all commercially reasonable precautions to protect such Confidential Information (including, without limitation, all precautions the Receiving Party usually employs with respect to its own comparable confidential materials), (ii) except as expressly provided herein, not disclose any such Confidential Information or any information derived therefrom to any third person, (iii) not make any use whatsoever at any time of such Confidential Information except as necessary to exercise its rights and perform its obligations hereunder, and (iv) except as expressly set forth herein, not copy or reverse engineer, or attempt to derive the composition or underlying information, structure or ideas of any such Confidential Information.

(c)                                  Without granting any right or license, the Disclosing Party agrees that this Section 3 shall not apply with respect to any information that the Receiving Party can document (i) is or becomes generally available to the public through no improper action or inaction by the Receiving Party or any of its affiliates, agents, consultants or employees, (ii) was properly in the Receiving Party’s possession or known by it prior to receipt from the Disclosing Party, or (iii) was rightfully disclosed to the Receiving Party by a third party provided the Receiving Party complies with restrictions imposed by the third party.  The Receiving Party, with prior written notice to the Disclosing Party, may disclose such Confidential Information to the minimum extent possible that is required to be disclosed to a governmental entity or agency, or pursuant to the lawful requirement or request of a governmental entity or agency, provided that reasonable measures are taken to guard against further disclosure (including without limitation, seeking appropriate confidential treatment or a protective order, or assisting the other party to do so), and has allowed the Disclosing Party to participate in any proceeding that requires the disclosure.

(d)                                 The Receiving Party acknowledges and agrees that due to the unique nature of the Disclosing Party’s Confidential Information, there can be no adequate remedy at law for any breach of the Receiving Party’s obligations hereunder, that any such breach or any unauthorized use or release of any Confidential Information shall allow Receiving Party or third parties to unfairly compete with the

Disclosing Party resulting in irreparable harm to the Disclosing Party and therefore, that upon any such breach or any threat thereof, the Disclosing Party shall be entitled to appropriate equitable relief in addition to whatever remedies it might have at law and to be indemnified by the Receiving Party from any loss or harm, including, without limitation, attorney’s fees, in connection with any breach or enforcement of the Receiving Party’s obligations hereunder or the unauthorized use or release of any such Confidential Information.  The Receiving Party shall notify the Disclosing Party in writing immediately upon the occurrence of any such unauthorized release or other breach of which it is aware.

Section 4.                                            Sole Remedy; Limited Liability.

(a)                                  EXCEPT AS PROVIDED IN SECTION 3(d) HEREOF, THE COMPANY’S SOLE REMEDY FOR ANY BREACH BY THE CONSULTANT OF ANY PROVISION OF THIS AGREEMENT SHALL BE LIMITED TO THE COMPANY’S RIGHT TO TERMINATE THIS AGREEMENT PURSUANT TO SECTION 5 HEREOF.  SOLELY FOR THE AVOIDANCE OF DOUBT, THE CONSULTANT SHALL NOT BE LIABLE IN ANY EVENT FOR LOSS OF REVENUE OR INACCURACY OF DATA OR COST OF PROCUREMENT OF SUBSTITUTE GOODS, SERVICES OR TECHNOLOGY OR ANY CLAIM ARISING OUT OF CONTRACT, TORT, BREACH OF WARRANTY OR OTHERWISE.  IN ADDITION, NEITHER PARTY HERETO SHALL BE LIABLE TO THE OTHER FOR INDIRECT, SPECIAL, INCIDENTAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES (INCLUDING WITHOUT LIMITATION LOSS OF PROFITS WHETHER OR NOT FORESEEABLE AND EVEN IF THE COMPANY OR THE CONSULTANT HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

(b)                                 EXCEPT AS EXPRESSLY SET FORTH HEREIN THE SERVICES ARE PROVIDED “AS IS” WITHOUT WARRANTY OF ANY KIND (EXPRESS OR IMPLIED) INCLUDING WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR NON-INFRINGEMENT, WHICH WARRANTIES ARE EXPRESSLY DISCLAIMED.

Section 5.                                            Termination of Agreement.  This Agreement shall terminate upon the occurrence of any of the following events: (a) bankruptcy or insolvency of either party; (b) sale of the business of either party; (c) the mutual agreement of the parties; or (d) the expiration of the Term.  Notwithstanding any other provision of this Agreement, either party may terminate the Term and this Agreement by notice to the other party upon the occurrence of a material breach of any provision hereof by the other party that remains uncured for a period of thirty (30) days thereafter.  Termination of this Agreement shall not affect the obligations of either party arising out of events or circumstances occurring prior to such termination.

Section 6.                                            Miscellaneous Provisions.

(a)                                  Governing Law.  This Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of California, without giving effect to principles of conflicts of law.

(b)                                 Entire Agreement; Enforcement of Rights.  This Agreement (with all of the exhibits, attachments and appendices attached hereto) sets forth the entire agreement and understanding of the parties relating to the subject matter herein and merges and supercedes the Original Agreement and all prior discussions between them.  No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, shall be effective unless in writing signed by the parties to this Agreement.  The failure by either party to enforce any rights under this Agreement shall not be construed as a waiver of any rights of such party.

(c)                                  Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be valid, legal, and enforceable under all applicable laws and regulations.  If, however, any provision of this Agreement shall be invalid, illegal, or unenforceable under any such law or regulation in any jurisdiction, it shall, as to such jurisdiction, be deemed modified to conform to the minimum requirements of such law or regulation, or, if for any reason it is not deemed so modified, it shall be invalid, illegal, or unenforceable only to the extent of such invalidity, illegality, or limitation on enforceability without affecting the remaining provisions of this Agreement, or the validity, legality, or enforceability of such provision in any other jurisdiction.

(d)                                 Notices.  All notices and other communications required or permitted under this Agreement shall be effective upon receipt and shall be in writing and may be delivered in person, by telecopy, overnight delivery service or registered or certified United States mail, addressed to the address set forth on the signature page hereto, or such other address as a party may provide to the other no later than ten (10) days prior to any such notice or communication.  All notices and other communications shall be effective upon the earlier of actual receipt thereof by the person to whom notice is directed or (i) in the case of notices and communications sent by personal delivery or telecopy, one business day after such notice or communication arrives at the applicable address or was successfully sent to the applicable telecopy number, (ii) in the case of notices and communications sent by overnight delivery service, at noon (local time) on the second business day following the day such notice or communication was sent, and (iii) in the case of notices and communications sent by United States mail, seven days after such notice or communication shall have been deposited in the United States mail.

(e)                                  Counterparts.  This Agreement may be executed in any number of counterparts, including counterparts transmitted by facsimile or electronic transmission, each of which shall be an original, but all of which together shall constitute one instrument.

(f)                                    Successors and Assigns.  The provisions hereof shall inure to the benefit of, and be binding upon, the successors, assigns, heirs, executors and administrators of the parties to this Agreement.  No party may assign, except as expressly contemplated herein, any rights, obligations or benefits under this Agreement without the prior written consent of the other party except as expressly set forth herein.

(g)                                 Construction; Titles; Gender.  This Agreement is the result of negotiations between and has been reviewed by each of the parties hereto and their respective counsel, if any; accordingly, this Agreement shall be deemed to be the product of all of the parties hereto, and no ambiguity shall be construed in favor of or against any one of the parties hereto.  The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.  Whenever used herein, the singular number shall include the plural and the plural the singular, and the use of any gender shall be applicable to all genders.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

“Company”		“Consultant”

SEEC, INC., a Delaware corporation		KPCB HOLDINGS, INC., a California corporation

By:	/s/ RAVINDRA KOKA	By:	/s/ JOHN A. DENNISTON
Name:	Ravindra Koka	Name:	John A. Denniston
Title:	President & CEO	Title:	President

Address:	Park West One, Ste. 200	Address:	c/o Kleiner Perkins Caufield & Byers
	Cliff Mine Road		2750 Sand Hill Road
	Pittsburgh, PA 15275		Menlo Park, CA 94025
	Facsimile: 412.893.0415		Facsimile: 650.233.0378
	Attention: Chief Executive Officer		Attention: John A. Denniston

COUNTERPART SIGNATURE PAGE TO AMENDED AND RESTATED CONSULTING AGREEMENT

EXHIBIT A

Description of Services

During the Term of this Agreement, the Consultant shall provide the following services to the Company (the “Services”):  advice and assistance with respect to certain selling, strategy and operational matters.  The Consultant shall cause Vinod Khosla and certain other partners and employees of Kleiner Perkins Caufield & Byers to be available for the provision of such Services at such times and places as the Consultant and the Company may reasonable agree in good faith.

The Consultant (together with its affiliates) may acquire equity interests in, make loans to, and generally engage in any kind of banking, trust, financial, advisory, underwriting, equity investment, venture capital, or other business with additional clients, persons, companies or other business entities as the Consultant, in its sole and absolute discretion may determine (collectively, such other business entities, “Other Companies”).  The Company hereby acknowledges the foregoing and waives any claims or objections that it may now or hereafter have in respect to any such conflict of interest due to the nature of the business of the Consultant (and its affiliates).  Notwithstanding the foregoing, the Consultant acknowledges that the foregoing shall not in manner restrict or otherwise limit any duties, if any, under applicable law that the Consultant may owe to the Company as a result of the Consultant’s status as a shareholder of the Company or the duties of any representative of the Consultant who serves as a member of the Company’s board of directors.

In the event that the Consultant, in the its sole discretion, deems it necessary to employ assistants to aid him in the performance of the Services, the Consultant shall be permitted to do so.  The Consultant agrees that such assistants shall be employed solely by the Consultant, and that the Consultant alone will be responsible for providing workers’ compensation insurance for the Consultant’s employees, for paying the salaries and wages of the Consultant’s employees, and for ensuring that all required tax withholdings are made.  The parties hereby agree that the Company may not control, direct or supervise any of the Consultant’s employees or subcontractors in the performance of the Services, except to the extent that the Company would be entitled to control, direct or supervise the Consultant in accordance with the provisions hereof.  The Consultant expressly acknowledges and agrees that any assistants that provide any services to the Company pursuant to this Agreement shall be bound by, and subject to, any applicable covenant (whether affirmative or negative) of the Consultant set forth herein.

EXHIBIT B-1

Form of Warrant

EXHIBIT B-2

Form of Performance Warrant 1

EXHIBIT B-3

Form of Performance Warrant 2

EXHIBIT C

Form of Opinion of Company Counsel

1.                                       The Company (a) is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation; (b) has all requisite corporate power and authority to carry on its business as it is now being conducted and to own the properties and assets it now owns; and (c) is duly qualified or licensed to do business as a foreign corporation in good standing in every jurisdiction in which such qualification is required except where failure to be so qualified or licensed or in good standing would not reasonably be expected to have a material adverse effect on the Company’s business, operations, financial condition and prospects.

2.                                       The Company has all requisite legal and corporate power to execute and deliver the Consulting Agreement (the “Agreement”) and the Warrants and perform its obligations thereunder.  All corporate action on the part of the Company, its directors and shareholders necessary for the authorization, execution and delivery of the Agreement and the Warrants, the authorization, sale, issuance and delivery of the Warrants (and the shares of Common Stock issuable upon exercise thereof) and the performance by the Company of its obligations under the Agreement and the Warrants has been taken.  Each of the Agreement and the Warrants has been duly and validly executed and delivered by the Company, and each constitutes a valid and binding obligation of the Company, enforceable in accordance with their respective terms.

3.                                       The shares of Common Stock issuable upon exercise of the Warrants have been duly and validly reserved, and when issued in accordance with the terms of the Warrants will be validly issued, fully paid and nonassessable.

4.                                       The execution and delivery by the Company of, and the undertaking by the Company of the covenants in and its other obligations under, the Agreement, the issuance and sale of the Warrants, and the issuance and delivery of shares of Common Stock upon the exercise of the Warrants do not (a) violate any provision of the Company’s articles of incorporation or bylaws, (b) violate or constitute a default under any material agreement, contract, license or similar obligation or any judgment or decree known to us that is binding upon the Company, (c) violate any provision of any applicable federal or state law, rule, or regulation known to us to be customarily applicable to transactions of this nature, or (d) does not create, result in the creation of, or otherwise give rise to any right of any shareholder of the Company under Chapter 25 of the Pennsylvania Business Corporation Law.

5.                                       Except for such consents, approvals, authorizations, other orders, filings, or qualifications or registrations as may be required under applicable federal and state securities laws in connection with the issuance of the Warrants to the Consultant, no consent, approval, authorization, order, filing, qualification or registration with any United States federal or California state court or governmental body or agency is required for the execution and delivery by the Company of, and the undertaking by the Company of the covenants in and its other obligations under, the Agreement, the issuance and sale of the Warrants by the Company, or the issuance and delivery of shares of Common Stock upon the exercise of the Warrants.

6.                                       To our knowledge, there are no legal or governmental proceedings pending to which the Company is a party or to which any of the property or assets of the Company are subject which question the validity or enforceability of the Agreement or any action taken or to be taken pursuant thereto; and to our knowledge, the Company has not received any written threat thereof.

7.                                       The offer, issuance, sale and delivery of the Warrants (and the shares of Common Stock issuable upon exercise of such Warrants, assuming such exercise as of the date hereof) to the Investor, in accordance with the terms of, and in the manner contemplated by, the Agreement, are exempt from the registration requirement of Section 5 of the Securities Act.